Exhibit 4.9

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

BETWEEN THE UNDERSIGNED:

1  BANQUE DU GROUPE CASINO, Société Anonyme with capital of 23,470,000 euros with head office situated at 6 avenue de Provence in Paris (IX arrondissement), registered with the trade and companies register in Paris under number 434 130 423, represented by Mrs Catherine Vidal, in her capacity as Chief Executive Officer, duly authorized for the purposes hereof;

hereafter referred to as "Banque Casino"

CDISCOUNT, Société Anonyme with capital of 5,631,441.34 euros, with head office situated at 120-126 Quai de Bacalan - 33000 Bordeaux, registered with the trade and companies register in BORDEAUX under number 424 059 822,represented by Mr. Stéphane BRUNEL, acting as Chief financial Officer, duly authorized for the purposes hereof;

Hereafter referred to as "Cdiscount"

Cdiscount and Banque Casino are hereafter referred to individually as a "Party" and collectively the "Parties"

INTRODUCTION

On 30 December 2011 Cdiscount and Banque Casino concluded a commercial agreement for the development, promotion and distribution to Customers of Cdiscount, via the Cdiscount website, and any marketing or distribution channels used by Cdiscount, of financial products and services offered by Banque Casino (hereafter the Commercial Agreement).

By way of Addendum No. 1 dated 20 December 2012, Cdiscount entrusted Banque Casino with the marketing of a payment service in 4 x CB by bank card (hereafter the "4 x CB payment" service).

The Parties have stipulated the operating procedures forming the subject of the Addendum to the said service in the special conditions to Amendment No 1 dated June 28, 2013.

By way of reminder, on the day hereof, the "4 x CB payment" service is offered by Banque Casino to the Customer and made available for the settlement of orders, the total amount of which is between € 60 and € 2,600 (VAT and any shipping fees included).

Due Dates:

R1 = 1st due date=> On day of order, of 25% + "insignificant fees"

R2 = 2nd due date=> on 30th day following order, of 25%

R3 = 3rd due date=> on 60th day following order, of 25%

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

R4 = 4th due date=> on 90th day following order, of 25%

As at the date of signature of this Amendment, the fees charged to the consumer are of 2.28% of total order. They are deducted with rank 1.

Prior to offering "4 x CB payment", Cdiscount carries out filtering and scoring of Customers.

"4 x CB payment" is then offered to all Customers whose order amount is between € 60 and € 2,600 (VAT and shipping costs included) and whose scoring is positive.

"4 x CB payment" is not subject to the provisions of Articles L. 311-1 and following of the Consumer Code, in particular because of its duration and the insignificant fees associated with it.

The "4 x CB payment" service represents at the date of signature of this Amendment No. 3 approximately 35% of the total orders on online sales platforms operated for the Cdiscount brand (hereafter the "Cdiscount" site), it being understood that this is an average rate for the first half of 2015, which is liable to fluctuate throughout the year, and which is also likely to change from one year to another. Hereafter "Catch Rate".

Given the fundamental characteristic in relation to the growth of its business and the differentiating character of "4 x CB payment", Cdiscount would like to present this service directly to its Customers while also benefiting from funding and thus the sale of loans that it holds with its Customers to Banque Casino under the conditions stated below.

In this context, and convinced of their mutual complementarity, Cdiscount and Banque Casino have met, in order to formalize by means of Amendment No. 3 to the Commercial Agreement, the terms, including in particular, the operational and financial conditions under which Cdiscount will sell to Banque Casino the loans that holds for its Customers, in connection with the "4 x CB payment" service.

This Addendum terminates and replaces Amendment No. 2 in respect of the conditions of Article 7.1 "Duration".

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

1.Purpose

The purpose of this Addendum is to set the terms and conditions under which Cdiscount shall sell Banque Casino certain loans that it holds respect of its Customers as part of the "4 x CB payment" service it offers commercially.

All the provisions of the Commercial Agreement remain applicable, as well as those of Amendment No. 1 (i.e. the specific conditions related thereto), unless expressly departed from in writing in this Amendment.

2.OPERATIONAL DESCRIPTION OF THE 4 X PAYMENT SERVICE

2.1. Service Description of "CB x 4 payment" service (Customer Vision)

2.1.1. Marketing of "4xCB Payment" Service by Cdiscount

From the date of entry into effect of this Amendment the "4xCB Payment" service will be operated by Cdiscount in relation to "double acceptance" and "single acceptance" loans (definitions - 2.2.1).

At the time of order placement, Cdiscount shall offer to its Customers, including the Customers of its marketplace, on the Cdiscount website, where applicable, the "4xCB Payment" service operated by Cdiscount and Banque Casino.

2.1.2. Maintenance of Customer routing

Maintaining the current Customer routing in terms of the placement of orders and sign-up to the "4xCB Payment" Service represents a major challenge for Cdiscount. Indeed, the Customer routing can have a significant impact on the rate of firm order placement by the Customer. Therefore, it is agreed between the parties that the Customer routing existing at the date of this Addendum may be changed by Cdiscount and in general may only be changed by Cdiscount. Despite this, Banque Casino has informed Cdiscount that a certain number of items of information are essential to it. Therefore, Cdiscount undertakes to be in a position to provide the information below to Banque Casino

Name

First name

Address

Sex / Title

Phone number

E-mail address

Date, name and department of birth - optional data

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

2.1.2. Loans capable of definitive, irrevocable sale and process

At the time of order placement, Cdiscount offers some of its Customers multiple payment methods, including the "4xCB Payment" service.

The loans capable of being sold to Banque Casino are those from the "4xCB Payment" service relating to orders whose total amount is between € 60 and € 2,600 (VAT and shipping costs included) (hereafter the "Eligibility Range). Cdiscount is free:

   to modify the floor or the ceiling of the Eligibility Range within the 60 euros - 2600 euro bracket,

   to lower the floor of the Eligibility Range from 60 to 30 euros under the conditions defined in the "Monitoring" section. Both the lowering of the floor of the Eligibility Range below 30 euros and increase of the ceiling beyond 2600 euros may only be effected by agreement between the Parties.

In the particular case where Cdiscount offers the "4xCB Payment" Service outside the Eligibility Range and Banque Casino does not wish to meet this demand, Cdiscount shall offer the "4xCB Payment" Service directly (under a contract separate from this Addendum and concluded directly between Cdiscount and the consumer), or shall resort to any third party of their choice (as part of a contract separate from this Addendum and concluded directly between the Cdiscount and the third party considered and in accordance with the provisions of the Commercial Agreement), and is not permitted to sell to Banque Casino the loans concerned

Prior to offering "4 x CB payment", Cdiscount shall carry out filtering and scoring of Customers.

The "4xCB Payment" service shall be expressly presented to the Customer as a service provided by Cdiscount.

The General Conditions of Sale of the "4xCB Payment" service are distinct from the General Conditions of Sale of Cdiscount and shall contain a specific clause providing for the right to sell to Banque Casino the loans relating thereto.

These shall be brought to the attention of the Customer upstream of approval of the Customer's order. The Customer who elects to sign up for this service must approve the general conditions of for the "4xCB Payment" Service at the time of selecting the method of payment and again at the time of confirming the order and bank details (double click).

The Customer who elects to sign up for this service must meet or implement in relation to Cdiscount:

-   The first payment deadline "R1" D-day of placing the order on the Cdiscount website;

-   Then "R2", "R3," and "R4", respectively D+30, D+60 and D+90 hereafter "the Loans"

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

2.2. Description of "4xCB Payment" Service (BCA-CD vision)

2.2.1. Process Description

a)	Cdiscount carries out an initial filtering of Customers in accordance with the rules contained in the special conditions of this Amendment.

b)	For Customers eligible for this initial filter, Cdiscount will then carry out a scoring of its Customers.

This scoring, which by its very nature can evolve, leaving Cdiscount with the option of either increasing or altering the score, will be implemented by Cdiscount using computerized tools that give a mark to the Customer based on certain criteria, such as:

   Age of customer

   Average unemployment rate of Customer's residential area

   Average homeowner rate of Customer's residential area

   Seniority of Customer (how many years with bank),

   Amount in cart and its contents

These ratings are expressed quantitatively.

c)	For Customers whose scoring is positive, Cdiscount then seeks a second scoring with Banque Casino.

d)	This second scoring is carried out by Banque Casino.

e)	The combination of both scoring procedures classifies Customers into three categories (as defined in the special conditions of this Addendum)

-   a first category corresponding to loans refused

-   a second category for loans under an agreement with Cdiscount and a refusal by Banque Casino called "single acceptance of loans";

-   a third category for loans under an agreement with Cdiscount and an agreement with Banque Casino called "double acceptance of loans".

f)

Since Cdiscount wishes to sell its loans, Cdiscount promises to effect to Banque Casino the final and irrevocable sale of loans held by Cdiscount on its Customers, provided the Customer has been subjected to an initial positive scoring by Cdiscount for loans of simple acceptance and a second positive scoring by Banque Casino i.e. on day D of placement by the Customer of its order, for double acceptance loans.

Banque Casino agrees to accept definitively and irrevocably these loans up 10% in total amount of loans sold in relation to single acceptance of loans.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

If this limit is exceeded, the Parties agree to meet as a Steering Committee to discuss and fix the financial terms applicable to the sale of those loans that exceed the 10% ceiling.

The rules for filtering and scoring are shown in the special conditions of this Amendment.

The Parties may amend the rules for this article 2.1.2 by agreement at the time of the “4 x CB” Steering Committee meeting, whereby this must be formalized by way of written agreement.

g)	On the day D that the Customer places the order, Cdiscount shall collect "R1" and sell to Banque Casino the loan consisting of "R2", "R3" and "R4".

h)

The Parties agree that the sale price for the loans (the "Price") equals the expected amount of the loan, discounted by "x." The discount rate "x" is attached as of the present day to 4.77% of the amount of the loan for double acceptance loans and 12.10% for single acceptance loans.

The discount rate includes 0.25% of the loan under an exceptional and specific risk that would be caused by Cdiscount due to a particular, significant failure of its process, filtering rules or score, which Cdiscount conducts in relation to the eligible loans (particularly eligible loans below the score thresholds), at the level of the loss suffered by Banque Casino within a limit of 0.25%. This advance will be refunded by Banque Casino to Cdiscount 15 months after its acquisition by Banque Casino in respect of the unused share.

Banque Casino shall pay to Cdiscount at D+1 an amount corresponding to the price.

The discount rates may be reviewed quarterly, or on an "ad hoc" basis as part of 4 x CB Steering Committee activity, as provided by Article 4 "Monitoring" below. In case of disagreement on how to revise the discount rate, either Party may enforce the provisions of Article 7 below.

i)

Banque Casino undertakes to Cdiscount to cover excess losses beyond a preset limit (110% of the Reference Loss Rate), provided that the losses between the Reference Loss rate and the said limits are covered by the Insurance Reserve granted by Cdiscount. Consequently, any such excess losses beyond this limit will not be made to SEP. The operating conditions governing this sub-paragraph are contained in the specific conditions appended to this Amendment No. 3.

j)

Cdiscount shall collect the monthly payments due from Customers "R2", "R3", "R4" on behalf of Banque Casino, under a collection mandate, respectively at D+30, D+60 and D+90 (the terms of this mandate are described below).

In the event of any payment default committed by the Customer, Cdiscount shall initiate amicable debt collection procedures in the name and on behalf of Banque Casino, under a recovery mandate (the terms of this mandate are described below);

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

Cdiscount shall repay to Casino Bank by way of direct debit an amount equal to R2, R3, R4 respectively to D+31, D+ 61 and D + 91, including in the event of any payment defaults committed by the Customer.

Once one of the ranks of a given bank loan granted by Casino becomes more than 7 days overdue, Banque Casino shall refund to Cdiscount, on the first following business day, the difference corresponding to the amount actually collected by Cdiscount on all the ranks of the Banque Casino loan and the amount repaid by Cdiscount to Banque Casino in respect of that loan.

Cdiscount shall continue to remit monthly to Banque Casino all the receipts obtained through its recovery procedures.

2.2.2. Scoring

Cdiscount shall send Banque Casino at its request the data needed for a performance analysis of the score that would enable Banque Casino to check the relevance of the selection rules.

Cdiscount is not permitted to implement changes to the scoring parameters without the prior written consent of Banque Casino, as given at the meetings of the "4x CB" Steering Committee.

Cdiscount will make available to Banque Casino every week a sample of the Customers and data needed to check the scoring implementation rules.

2.2.3. Customer relationship management and litigation

Cdiscount undertakes to treat all commercial litigation (including withdrawal, non-compliance of products, after-sales service, failure to deliver) relating to the products and services it markets resulting in any loan payment default and / or repayment of a debit, in accordance with the terms of Article 11.3 of the Commercial Agreement.

Cdiscount will be responsible for managing any Customer complaints relating to the proper conclusion or performance of the General Conditions of the "4 x CB" payment service.

Given that Banque Casino is not able to detect fraudulent claims at the time of sale of the said loans by Cdiscount, Cdiscount agrees to bear the risk of any such fraudulent claims. Fraudulent loans means loans that have been the subject of a cancelled payment, in respect of the holder of the payment card used to conclude a sale on the Cdiscount website, within a maximum period of six months from the date of order placement. Banque Casino is aware that at the date of signature of this Amendment fraudulent orders represent approximately 0.25% of the volume of business done by Cdiscount.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

3. COLLECTION AND RECOVERY AUTHORITY

Collection: Banque Casino grants authority to Cdiscount to collect in the name and on behalf of Banque Casino, all payments in respect of Customer loans sold to Banque Casino pertaining to the Loans.

Recovery: Banque Casino grants authority to Cdiscount to conduct the amicable recovery of all payment defaults incurred by Customers.

This collection and recovery authority, which is remunerated in accordance with the cost incurred and in conformity with the Commercial Agreement, is revocable and does not include any litigation undertaken.

Banque Casino hereby issues instructions to Cdiscount under this authority to perform the following services:

1.        Presentation of payment to the bank six times;

2.        Fractional duplication;

3.        Sending reminder e-mails and SMS messages;

4.        Telephone recovery: automated calls and / or call centres;

5.        Research mandates to bailiffs and / or collection companies (recovery by telephone and post);

6.        Sale of the Casino Bank loan on behalf of Banque Casino on exhaustion of debt collection procedures.

Banque Casino shall issue instructions to Cdiscount concerning the conversations that Cdiscount may have with Customers in situations of payment arrears, on behalf of Banque Casino in its capacity as a financial institution.

Cdiscount may subcontract all or part of the debt collection actions after informing Banque Casino accordingly.

Any additional services requested by Banque Casino must be paid for separately, by agreement between the Parties.

The parties undertake to agree an SLA with regard to recovery within three months of the signing of Amendment No. 3.

4. MONITORING

As part of the monitoring of implementation of this Amendment, the parties hereby provide for the creation of an organisation based in particular on:

(i)A "4xCB" Production Committee

The Production Committee shall be made up of employees of both Cdiscount and Banque Casino in charge of the operational monitoring of the implementation of this Amendment and shall convene every week by telephone or videoconference, or physically, at the option of the Parties. Its members can arrange to be represented in their absence.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

Its mission is to conduct an operational review of activities, including:

-Correct workflow integration

-Weekly indicators of rates paid by Customers of the "4 x CB payment" service

-Unpaid rates by rank and by generation ( "R1", "R2", "R3", "R4")

-Eligibility of loans sold: “Eligibility Range" and scores

-Recovery performance indicators: collection rates by generation ("R1", "R2", "R3", "R4") and the related amounts.

-A report is prepared after each Production Committee.

(ii)"4 x CB" Steering Committee:

This committee aims to ensure the proper functioning of "4 x CB payment" operations within the framework of the Agreement and to set the financial terms of the "4 x CB payment" service. It has sole jurisdiction over amending the rules governing filtering, scoring by Cdiscount and Banque Casino and the discount level for future loans.

The Joint Steering Committee is composed of six representatives from the management of Cdiscount and Banque Casino (three representatives each) and is held monthly by telephone or videoconference, or physically at the option of the Parties. It may be convened with a minimum notice period of 24 hours at the initiative of either Party and its members may arrange to be represented.

Committee’s decisions are taken unanimously, except as regards the eligibility conditions (filtering, scores, rules and Eligibility Range) and the discount rate.

In particular, the Committee bases its activities on the work of the Production Committee.

The Committee will be responsible for:

- the approval of amendments to the eligibility conditions (filtering, scores, rules and Eligibility Range), together with an estimate of the impact on the cost of risk carried out in advance and any discount assessments that would result.

- No changes to the floor or ceiling of the Eligibility Range, rule, filtering or score of the "4 x CB payment" service can be carried out, which is not approved in advance by the Committee, which shall not withhold approval without reason.

- In terms of eligibility conditions (filtering, scores, rules and Eligibility Range), and these conditions only, it is agreed that Banque Casino shall have a casting vote and that Cdiscount shall have a veto enabling it to invoke the termination clause referred to in paragraph 7.3 with a notice period that may be reduced by Cdiscount and that shall be between three and six months in any event.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

- Adaptation of the discount on a quarterly basis or with a frequency such that in any event the Committee is able to make the necessary arrangements so that the discount rate for future sales is greater than the level of risk for the credit projected.

- In terms of setting the discount, it is agreed that Banque Casino shall have a casting vote and that, in the event of a disagreement, Cdiscount shall have a veto enabling it to invoke the termination clause referred to in paragraph 7.3 with a notice period that may be reduced by Cdiscount and that shall be between three and six months in any event.

- Monitoring of key indicators: payment rate, breakage rate by rank, by generation, collection rates.

- Checks on good performance of scores and recovery.

- Approval of the recovery budget and the monitoring of resources used and their adaptation, depending on observed performance.

- Monitoring of compliance with eligibility conditions set by relying on the work of the Permanent Control Department of Banque Casino, which issues monthly reports on the same.

In the particular case where Cdiscount wishes to lower the eligibility threshold for the "4xCB Payment" Service in baskets between 30 and 60 € pursuant to Article 2.1.2 above, Cdiscount shall notify Banque Casino of the proposed change before its implementation; whereby an e-mail notification is sufficient for this purpose.

The first Committee following notification from Cdiscount shall deliberate on the threshold changes and on possible impacts on the discount.

A report on the decision-making is prepared after each Production Committee meeting. Any alteration to the conditions of eligibility, the rules applicable to scoring or the discount shall require the formal drafting of a report and express approval by both parties via e-mail.

In addition, the Parties agree to submit to the Steering Committee any dispute that may arise on the above topics, and generally any difficulty encountered in the pursuit of the Parties' commercial and financial objectives within the framework of the implementation of this Amendment.

In the event of a dispute at the said Committee that remains unresolved, a meeting of the Chief Executive Officers of each company shall be called at the initiative of either of the Parties within 15 days of the date on which the Committee reveals the existence of the dispute.

Failing agreement between the Chief Executive Officers within 30 days of their first meeting, either party may terminate this Amendment No. 3 to the conditions stipulated in Article 4 of Amendment No. 1.

5. PERMANENT CONTROL

Banque Casino carries out permanent control of the "4xCB Payment" service.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

To this end, Cdiscount shall make available to Banque Casino on a weekly basis all information and documents necessary for it to perform the requisite checks as stated in the special conditions of this Amendment.

6. SURVEY BY BANQUE CASINO OF CUSTOMER FILES CONNECTED WITH CDISCOUNT CUSTOMERS THAT SIGNED UP TO THE "4xCB PAYMENT" SERVICE AT CDISCOUNT AND WHOSE LOANS WERE TRANSFERRED TO BANQUE CASINO

"Customer Files" shall be used in accordance with the terms of the Commercial Agreement signed by the Parties.

7. DURATION - SCOPE – TERMINATION

7.1 Duration

This Amendment shall enter into effect retrospectively on 15 October 2015 but not including Article 2.2.1 (i) which comes into effect on 31 December 2015.

The duration of this Amendment is the same as that of the Commercial Agreement.

7.2. Scope

This Amendment No. 3 cancels and replaces Amendment No 2.

This Amendment No. 3 completes Amendment No. 1 of 20 December 2012 and the Special Conditions thereto of 28 June 2013.

7.3. Termination

In the case of a dispute that remains unresolved following the procedure stated under Article 4 "Monitoring," either Party may terminate this Amendment by recorded delivery post and a notice period of 6 months.

In the event of a serious breach by a party of one of its main obligations under this Amendment, the other Party shall send by recorded delivery to the defaulting party a notice requiring it to comply with the obligations due within five days.If at the end of this period the obligations in question have still not been met, the non-defaulting party may terminate this Amendment as of right without prejudice to any damages and interest that might be claimed from the defaulting party. This termination shall then take effect immediately.

It is stated expressly that the failure by Cdiscount to observe the eligibility procedures for altering the "4xCB Payment" service constitutes a serious breach. (Eligibility procedures for altering the "4xCB Payment" service means changes to the Customer routing, filtering, scoring, floor / ceiling of the eligibility range.) In such a case, Cdiscount undertakes henceforth to indemnify Banque Casino from any damaging consequences regarding the level of risk entered into and to correct the eligibility/score criteria within five days.

7.4. Consequence of terminating this Amendment

The Commercial Agreement shall remain in effect between the Parties for all other products and services as well as Amendment 1 (special conditions thereto).

The Parties shall apply Article 13.2 of the Commercial Agreement to Customer Files created based on Customers who have signed up for the "4xCB Payment" service.

The provisions of this Amendment shall continue to apply for existing business constituted at the date of termination until its extinction.

Done at BORDEAUX, December 15, 2015, in two original copies.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

For Banque Casino	For Cdiscount
Name: Catherine VIDAL	Name: Stéphane BRUNEL
Capacity: CEO	Capacity: CFO
Signature :	Signature :

Signature :	Signature :

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

SPECIAL CONDITIONS

Eligibility conditions

1)Eligibility Range

Minimum = 60 €

Maximum = 2,600 €

2)Filter Rules

Excluded from eligibility for "CB x 4 payment":

-	Customers in debit vis-à-vis Cdiscount (recognition based on e-mail address, landline number, mobile phone number, name, first name and postal code of delivery);
-	Bank cards whose expiry date falls before the R4 rank date + 30 days;
-	Bank cards issued by non-French banks;
-	"e-cards" and "pre-paid" cards.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

3) Scoreboard and rules

Category	CD scoring	BCA scoring	Decision
	>829	No question	Double acceptance
		OK	Double acceptance
Existing Customers	801-829	No reply	Double acceptance
		Information unavailable	Double acceptance
		<0	Refusal
min. amount in cart = 75 € max. amount in cart = 2600 €		OK	Double acceptance
	741-800	No reply	Single acceptance
		Information unavailable	Single acceptance
		<0	Refusal
	0-740	No question	Refusal
	>769	No question	Double acceptance
		OK	Double acceptance
	741-769	No reply	Double acceptance
New Customers		Information unavailable	Single acceptance
		<0	Refusal
minimum cart amount = 75 €		OK	Refusal
maximum cart amount = 1000 €	732-740	No reply	Refusal
		Information unavailable	Refusal
		<0	Refusal
	0-731	No question	Refusal

-	"No response" Banque Casino scoring unrealized during the period of approval by Cdiscount of order(s) of product(s) purchased by the Customer.

-	"Unavailable items": department of birth of Customer, or maiden name (if applicable).

The following are considered to be "Existing Customers": Cdiscount Customers who have placed at least one order (not cancelled) within the last two years. All other ones are classed as "New Customers".

Operating procedures of the cover specified in Article 2.2.1 (i) of the Amendment No. 3

Note: All rates are based on the amounts transferred

-	Cdiscount pays Banque Casino, in addition to the discount, an "Insurance Reserve" for each loan sold: this amount is set aside by Banque Casino.
-

For a monthly generation, the Insurance Reserve is 10% of the rate of loss taken into account when setting the discount rate applied to loans (the "Reference Loss Rate"). To date, the Reference Loss Rate is 3.07% for "double acceptance loans" and 8.81% for "single acceptance loans". On this basis, the Insurance Reserve is 0.31% for the "double acceptance loans" and 0.88% for the "single acceptance loans" of the month. Changes in the Reference Loss Rate for the future generations, shall be notified to Cdiscount by Banque Casino at the "4xCB" Steering Committees meetings.

-

18 months after their sale, once the loans of a monthly generation are at end of life, all losses shall be recorded for accounting purposes by Banque Casino.The Actual Loss Rate is thus found on the generation concerned (the "Actual Loss Rate" = actual loss / amount transferred of the monthly generation). The Actual Loss Rate is compared to the Reference Loss Rate for the generation.

For each generation of monthly loans:

-	If the Actual Loss Rate is lower than the Reference Loss Rate for the monthly generation, then the Insurance Reserve will be refunded to Cdiscount in full by Banque Casino.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

-

If the difference between the Actual Loss Rate and the Reference Loss Rate of the monthly generation is less than the Insurance Reserve, the latter will be refunded to Cdiscount by Banque Casino in the same proportion.

-

If the Actual Loss Rate is higher than the Reference Loss Rate increased by the Insurance Reserve of the monthly generation, then no refund of the Insurance Reserve will be made. Therefore, the balance (Actual Loss Rate - Reference Loss Rate - Insurance Reserve) will be covered by Banque Casino.

This mechanism applies globally to all "single acceptance loans" and "double acceptance loans" (see numerical example appended hereto).

-

Finally, the Parties agree that the Insurance Reserve will be refunded by Banque Casino to Cdiscount definitively and irrevocably at 50% after six months after the transfer of the loans, provided the Actual Loss Rate of the monthly generations to 6 months does not exceed "X" for "double acceptance loans" and "Y" for "single acceptance loans".

At the date hereof, "X" = 3.61% and "Y" = 9.18%."X" and "Y" are the reference loss rate at 6 months. Changes in "X" and "Y" for future generations will be notified to Cdiscount by Banque Casino at the "4xCB" Steering Committees meetings.

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

Correspondence score Experian
Existing Customers
> 829	<->	TB scores (very good) and B (good)
801-829		<->	M scores (average)
759-800		<->	TM5 scores (5th decile of very poor Customers)

New Customers
> 769	<->	TB scores (very good) and B (good)
741-769		<->	M scores (average)
720-740		<->	TM10 best scores (10th decile of very poor Customers)

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

PERMANENT CONTROL

BCA Source Master checks	Frequency	Arrangements
Check presence of score mark (scoring performed*)	weekly	sample
check application of eligibility conditions	weekly	sample

BCA source checks Cdiscount
Check prior filtering affecting Customer / Prospect distinction	weekly	sample
Check application of Customer tariff conditions	once every quarter	sample

BCA source checks Experian
Check correct calculation of score	half-yearly	entire population

* Exception: if planned forcing

AMENDMENT No 3

to Commercial Agreement of 20 December 2012

regarding "4xCB Payment" Service

SCHEDULE: example of application of insurance reserve in the amount of 100M€ 4XCB payment, 75 000 K € of transferred loans

Example: January 2016 Generation
Payment: 4XCB	100 00 000
Amount financed Double acceptance Simple acceptance	75 000 000 69 000 000 6 000 000

		Amount	% of amount financed
Double acceptance and single acceptance	Discount (4.52% for double acceptance loans, 11,85% for single acceptance loans) insurance reserve (10% of Reference Loss Rate ),	3 829 800 264 690	5.11% 0.35%
	Reference Loss : 3.07% for double acceptance loans, 8.81% for single acceptance loans (on amount financed)	2 646 900	3.53%

18 months later, i.e. July 2017

		Amount	% of amount financed
	Actual losses in principal	2 625 000	3.50%
	Reference losses	2 646 900	3.53%
H1: %actual losses < %reference losses	Deviation in value	21 900	-0.03%
	Borne by Cdiscount		0.00%
	Refund to CDiscount reserve balance	264 690	0.35%
	Borne by Banque Casino		0.00%
H2: (%reference losses + insurance reserve) < %actual losses	Actual losses in principal Reference Losses Difference in value	3 225 000 2 646 900 578 100	4.30% 3.53% 0.77%
	Borne by CDiscount Refund to CDiscount reserve balance Borne by Banque Casino	264 690 313 410	0.35% 0.00% 0.42%

H3: %reference losses < %actual losses < (%reference losses + insurance reserve)	Actual losses in principal Reference Losses Difference in value	2 812 500 2 646 900 165 600	3.75% 3.53% 0.22%
	Borne by CDiscount Refund to CDiscount reserve balance Borne by Banque Casino	165 600 99 090	0.22% 0.13% 0.00%